Exhibit 99.2

Verb Technology Company, Inc.

First Quarter 2021 Earnings Call

May 13, 2021

CORPORATE PARTICIPANTS

Rory J. Cutaia, Chief Executive Officer

Jeff Clayborne, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Brian Kinstlinger, Alliance Global Partners

Martin Saltzman, AFM Investments

PRESENTATION

Operator

Good afternoon and welcome to the First Quarter 2021 Financial Results Conference Call for VERB Technology Company, Inc.

At this time, all participants are in a listen-only mode. Please be advised, this call is being recorded at the Company’s request.

Today, on our call are Rory J. Cutaia, CEO and Jeff Clayborne, CFO.

Before we begin, I’d like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that can cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. VERB Technology Company disclaims any obligations to update these forward-looking statements, as well as those contained in the Company’s current and subsequent filings with the SEC.

Now, I’d like to turn the call over to Rory J. Cutaia, CEO. Please go ahead, sir.

Rory J. Cutaia

Thank you, and I thank everyone for joining us today for our First Quarter 2021 Financial Results Conference Call.

As you know, our last earnings call for Q4 and the full year 2020 was just six weeks ago on March 31, and in that call, a fairly lengthy call, the transcript for which is available in a filed Form 8-K,you can find it on our website, I provided a very detailed report on the business, our products, and our plans for 2021, and since we were at the end of the Q1 2021 reporting period, I also provided forward-looking guidance on our expected results for Q1 2021. So, on this call, I’m not going to take time reiterating much of what I shared last time. Instead, I’ll update you as to how the business actually performed as compared to the guidance we provided on the March 31 call, and the progress we’ve made on the hyper-growth initiatives, or at least those that I’ve shared so far and referenced in prior reports.

Let me start by saying that I’m really pleased to announce that our actual Q1 results beat our projected Q1 results, which were widely seen as somewhat bullish, as they represented a fairly meaningful increase over Q4 2020. Look, as good as these results are, they do not yet include the results of any of the hyper- growth initiatives that we’ve been working on, but I am extremely pleased to report—in fact, I’m very proud of my team because, as promised and on-time, we’ve completed development and testing of our Attribution feature for verbLIVE, and it’s being released today to the Apple App Store and Google Play Store. We believe this is a real game-changer and takes the burgeoning live stream ecommerce industry to an entirely new level, and as amazing as our verbLIVE technology is, Attribution increases the total addressable market for this product exponentially. So, let me explain.

Yes, the number of people adopting video for their sales and marketing efforts has indeed grown dramatically since we first began talking about it several years ago, and, as you’ve heard me say many times, if you’re not using video in your sales and marketing initiatives, you’re—look, you’re not even in the game, right?

So, what started as a cool technology when we launched our business has, as we predicted, become sales and marketing table stakes, and now we’re making a new prediction. We believe live stream ecommerce will dominate online sales in the U.S., just as it has in China. In 2020, in China, more than $136 billion in sales were done through live stream ecommerce. Last year, more than 500 million people made purchases through live streams in China. When we predicted the growth of video and interactive video, we were right then, and we are right now.

For those of you who don’t know what live stream ecommerce is, it’s the ability of consumers to click in a video during a live broadcast to purchase products—not just click on the text and static images on popular websites, but right in the live broadcast videos—and we’re bringing that technology to everyone, allowing anyone to host their own live QVC or home shopping network-style sales channel with clickable in-video purchase capabilities, eliminating friction from the sales process. That’s right. Your viewers, they don’t have to call a phone number or go to a website to purchase the products that they’re watching live.

Okay now, look, not everyone wants to be in front of the camera, not everyone feels comfortable hosting a live event, not everyone feels confident pitching a product or service, or pitching themselves on live video, but we all know someone who does, right? We all know “that” person, right? This is where our new Attribution feature becomes the killer app. With verbLIVE Attribution, you can send your prospects and customers to watch that person’s live stream, and when any of your prospects or customers make a purchase while watching that live stream, you get paid. The VERB platform tracks it all and is able to attribute each sale to the correct person that invited the purchaser. That’s how we all win, and that’s how we expand the already massive total addressable market for livestream ecommerce exponentially.

Attribution is our proprietary technology. We conceived it, we developed it, and now we’re launching it. I mentioned six weeks ago on our last earnings call that we signed the first of what we expect will be a million-dollar- a-year client. Well, this is why they signed up. They are a billion-dollar global business, and this is what has them excited. As I mentioned last time, our sales department has a robust pipeline of other large clients that have been waiting to get their hands on verbLIVE with Attribution for their teams.

It’s this type of market-leading innovation that will drive our business in 2021, and beyond, and with the changes that we’ve now made to our Product and Development Tams and agile processes, we can now deliver this innovation far more rapidly, reliably, and at a lower cost than ever before. We’re doing away with the false starts, no more missed deadlines. Look, back then, we were creating something entirely new. We didn’t know what we didn’t know. We’ve evolved and so has our tech, and so has our teams and our capabilities.

Going forward, our lower development cost structure brings added benefits. Our Finance Teams have been developing a plan that will reduce our burn quarter-over-quarter, reducing our reliance on outside capital, and driving us towards cash flow positive profitability. We believe live stream ecommerce is going to be the single biggest disruptive force to happen to online selling, and we believe our Attribution feature is the rocket fuel that’s going to drive it. This is one of the hyper-growth initiatives we’ve been working on for the past year that I promised we would deliver. But, there’s more.

Among the other ones that I can talk about today is our Microsoft Outlook integration. As I reported on our March 31 earnings call, we’ve begun the public beta release of an integration of our interactive video technology into Microsoft Outlook. As I indicated then, we were contemplating a 90-day beta test period, which we’re about halfway through. We’ve got some high-quality companies in the beta test and, as I’ve recently learned, many of our investors have signed up for the new beta program and are actively using it, which I think is actually pretty cool.

As those of you who are currently playing with it now, and as you know, Outlook users who subscribe will have a new button in their toolbar that says verbMAIL. Clicking this allows users to create a quick video mail right in Outlook and then add interactive icons, such as buy-it-now, among other interactive features, and then send it out through Outlook. Look, video has become the preferred means of communication and now you no longer have to leave Outlook to create and send your video, and even better, a VERB-style interactive video right in and through Outlook, and, as you’ve heard me say, there’s over 1 billion Outlook users worldwide, many of whom will likely be drawn to this feature set. At least, that’s what we believe, and that’s what the market is telling us. We anticipate that enterprise users will be able to add it to their Office 365 subscription, making it available to their entire organization.

Look, when we get into the Q&A section today, maybe it would be great if any of our investor beta testers would be interested in commenting on their experience so far with the app.

This is, of course, the initial feature set release, which does indeed represent a very compelling value proposition all by itself, but let me give you all a glimpse of what’s to come with our Microsoft Outlook app, as we intend to offer a series of follow-on releases, updates and upgrades.

I think the last time I shared that through one of the upcoming follow-on releases, you will be able to post your videos directly to social media from within Outlook. But, check this one out. Picture this—and this is specifically for professional salespeople—you will be able send your verbMAIL interactive video out through Outlook and then the moment when your customer or prospect watches the video, you’ll get a pop-up message on your computer or mobile device notifying you about that.

All right, let me just stop there for a second, because we actually already have that feature built into our verbCRM product, but here’s where we go next level. So, that pop-up message in Outlook not only tells you that your video is being watched by your prospect, but it also gives you the option to click on that pop-up message and decide if you want your prospect to know, while he or she is watching that video, that you’re online right then and available to talk if they want to. Now, check this out. If you select that option, a message then pops up on the screen of your prospect, while they’re watching your video, letting them know that you’re available in that moment, and if they want to chat with you, they can click on that message and—now get this—it will launch a two-way interactive verbLIVE, Zoom-like session, except with the interactive ecommerce capability, right there and then while their interest level is peaked, and eliminating so much friction from the sales process, where it almost eliminates gravity itself.

Okay, so—all right, so I’m exaggerating a little bit, you’re not actually going to float away, but you may feel like you’re floating a bit above the competition, right? All right, corny, but seriously, look, this is the new VERB, the next level of interactive video-based sales tools, and it’s all coming this year.

I’ve been asked, how does this fit into the Microsoft ecosystem, why are they interested, and let me tell you what I’ve been told by Microsoft. They are keenly focused on their Azure Cloud Services platform, where they anticipate the greatest growth. Add-on applications native to their existing products that trigger a greater demand for Azure Cloud Services, especially among the large enterprise, are the much sought-after partnerships, and few Microsoft application add-ons have a greater need for Azure Cloud Services than video-based apps, such as ours. Did I mention that there’s over 1 billion Outlook users worldwide?

All right, so look, next. Last time, I talked about a forthcoming new platform that we’ve tentatively named Marketplace, and I know many of you are as excited as I am about it. Well, look, I’m going to save all the exciting details around that for a future press release, but I will share this. We’ve made extraordinary progress just over the past six weeks, since I last talked about this. We’re actually running live shows on it every day for many retailers that have signed up for the platform.

Don’t go looking for it. You won’t find it under the name Marketplace anywhere, and, yes, it’s a special and very unique application of our verbLIVE technology, but please, please be patient. When we’re ready for the big reveal, we’ll do an appropriate announcement. It’s worthy of that. Let us finish our work. This is something that every one of our shareholders will be incredibly proud of, make you feel glad that you found this little company. Yeah, it’s that good, maybe the biggest value creator for ourselves and our shareholders, among what is shaping up to be an amazing suite of sales technology products built around verbLIVE.

We’ve actually got a number of new things to announce, and we think the best way to do that, I think the best way to do that is we’re going to host an Apple-like product release event, where all of you, including all of our customers, prospects, investors, analysts and techno-geeks can get a detailed look at what the new VERB has created. It will be a highly produced event, that will be followed by a live COVID-safe in-office meet-and-greet at our Newport beach office. The planning for that is under way, slated for a date this summer. We will keep you posted.

Now, let me give you some high-level numbers for our Q1 2021 results, that’s the three months ending March 31, 2021, and Jeff Clayborne will then provide much more detailed information.

Total SaaS recurring revenue, it’s a component of our total Digital revenue, was $1.5 million, an increase of 38% year-over-year and up 12% from Q4 2020. Total Digital revenue was $1.8 million, an increase of 24% year-over-year and up 18% from Q4 2020. Total combined revenue was $2.5 million, an increase of almost 21% over Q4 2020. SaaS recurring revenue as a percentage of total Digital was 81%, compared with 73% for the same period last year.

We added 16 new client contracts with a guaranteed base value of $900,000 and $424,000 in annual recurring.

Cash totaled $12.9 million as of March 31, 2021, compared with the $1.8 million on December 31, 2020.

Total user downloads is now just over 2 million. Yes, we broke 2 million, up more than 47% over the 1.4 million we reported in the same period last year and up approximately over the 1.9 million we reported just six weeks ago in our last earnings call on March 26.

Finally, as part of our continuing and our growing commitment to ESG initiatives—that’s Environmental Social and Governance initiatives—throughout 2020 and into 2021, we launched several programs through our VERB for Humanity division to help small businesses recover from the impact of the pandemic, among many other contributions, including a program to help aspiring Olympic athletes generate the income they need to pursue their dreams, all of which you’ll find featured on our website at verb.tech.

Now, I’d like to turn the call over to Jeff Clayborne, our Chief Financial Officer, for a more detailed review of our financial results.

Jeff Clayborne

Thank you, Rory, and good afternoon everyone.

I’d like to review our financial performance as reported in our Form 10-Q filed today, Thursday, May 13, for the quarterly period ending March 31, 2021. The following period-over-period comparisons present the Company’s results of operations for Q1 2021 versus Q1 2020.

Our total revenue for Q1 2021 was $2.5 million, a 7.3% increase from the $2.4 million reported in Q1 2020.

Now, simply looking at our top line revenue doesn’t tell the whole story, because it hides the actual growth we’re enduring in our Digital business. As we reported each quarter, we began exiting the low margin printing and fulfilment aspects of the legacy business long ago. That revenue is going down as planned. In fact, it’s down 19% through the same period last year. But, this masks the growth we are seeing in our Digital business, which is up nicely in Q1 2021 to $1.8 million for total Digital, which is an increase of 24% from $1.5 million reported in Q1 2020. Our total Digital revenue growth was primarily driven by a 38% increase in our core SaaS recurring revenue, which totaled $1.5 million in Q1 2021, versus the $1.1 million in Q1 2020. In fact, for Q1 2021, our SaaS recurring revenue represents 81% of our total Digital revenue, compared with 73% for Q1 2020.

Our total gross margin for the quarter ended March 31, 2021 remained essentially consistent, compared to the quarter ended March 31, 2020.

Research and development for Q1 2021 totaled $2.9 million, an increase of 126% from the $1.3 million reported in Q1 2020, attributed to development of verbLIVE, our Attribution feature Rory talked about, as well as Microsoft Outlook integration, and our new Marketplace platform you’ll be hearing a lot more about.

General administration expenses for Q1 2021 totaled $7.3 million, an increase of 109% from the $3.5 million reported in Q1 2020, attributed primarily to non-cash increases in stock compensation expense, labor, marketing and promotion, and professional services expenses related to support of our existing growth and anticipated product launches in Q2. In addition, we’re incurring costs to support our implementation of Netsuite, ongoing compliance of Sarbanes Oxley, plus an additional quarter of Solofire operations. As Rory mentioned earlier, we are working aggressively on a plan to decrease our burn.

Now, moving on to the balance sheet, as of March 31, 2021, cash totaled $12.9 million, total assets were $43.6 million, total liabilities were $20.5 million, and stockholders’ equity was $23.1 million.

On March 15, 2021, we completed a registered direct offering with a small group of institutional investors for the purchase and sale of 9.375 million shares of common stock at a purchase price of $1.60 per share, which resulted in gross proceeds of $15 million. It was a straight common deal and an overnight transaction that did not include any warrants. As of May 10, 2021, there were 62,767,092 shares of our common stock issued and outstanding, which includes the shares issued in the $15 million offering. Of the total number of common shares issued and outstanding, approximately 5.4 million shares, or approximately 9%, are owned or controlled by Management and the Board members.

Now, I’d like to turn the call back over to the Operator for Q&A. Operator?

Operator

Thank you. At this time, we’ll be conducting a question-and-answer session.

Our first question comes from the line of Brian Kinstlinger with Alliance Global Partners. Please proceed with your question.

Brian Kinstlinger

Hi, guys. Thanks for taking my questions. First, I want to start with Microsoft and the beta testing, a two-part question. First, when do you expect it will be completed, it sounds like about 45 days, but, more importantly, what is the next step? Is the next step you have to make changes based on the findings and then there’s another 90 days of testing, or is it ready for sale? Then, the second part of the question is—I believe last quarter you talked about a certain status for third-party technology vendors for Microsoft. That makes it much more seamless for Microsoft ISVs and, obviously, much more lucrative for companies like yourself. Can you update us on that status and when we might find out about that?

Rory J. Cutaia

Sure. Good afternoon. With respect to the Microsoft Outlook integration, the ongoing public beta, you’re right, we’re about halfway through, there’s about 45 days left. We may decide that it’s not necessary to go the entire 45 days, we’re currently looking at that. It is going really, extremely well. Our intention is not, as some companies do, they wait to the end of the beta period they collect all the changes and they implement those changes, that’s not what we’re doing. We’re iterating and making changes as we proceed, so that at the end of the process we’ve got all the feedback, all the changes are in, tweaks, whatever it might be, new features. So, that’s what’s contemplated. We currently have a hard date now in June, but for you guys, I’m going to tell you mid-June, and we’re pretty confident that it will be done by then. I mean, it’s pretty good right now, and I’m really under selling it. It’s quite amazing, actually. I think people are going to really like it.

The other part of your question was the Microsoft sell program that we are very eager to be a part of. We have submitted our paperwork on it. It has to go through approval process there at Microsoft. We are extremely confident that we will satisfy the parameters for that participation, and once in the sell program, Microsoft was talking about putting our application in their product catalog and making it available to their value-added resellers around the world. You can bundle it. They get all kinds of credits for doing that kind of thing. So, there’s a huge incentive inside Microsoft to help us market that product and we’re pretty optimistic about it.

Brian Kinstlinger

When would you find out about that? Once the beta is complete or …

Rory J. Cutaia

Correct.

Brian Kinstlinger

… could it happen way after? I mean, I’m just trying to understand the timing of when you’d find out if you were part of that program.

Rory J. Cutaia

You know, we don’t really know exactly the date they’re going to do that. It could happen before the beta is complete. I would expect that it’s going to happen either at completion or sometime thereafter, but, to be perfectly honest with you, I just don’t know, but I do know is that it’s not—you know, it’s not a year away and it’s not six months away, it’s nothing like that.

Brian Kinstlinger

Yes, and then last quarter you mentioned onboarding had gone slower than expected during the December quarter. Your SaaS recurring revenue, the sequential increase suggests that that’s at least easing a bit, and I think we’re talking about verbCRM, so are you able to—right now, are you able to onboard as fast as you would like, or are there still challenges, and so it’s not going as fast as it possibly can?

Rory J. Cutaia

I want to create some clarity around that. Yes, we did not onboard as many clients that were--at least on our end, were ready for onboarding in December, for a variety of reasons that related to their business and their decisions around how they would release products and their process due to the pandemic. The delayed release schedule had nothing whatsoever to do with us or our internal processes or procedures. We’re ready to onboard as rapidly as possible, and our systems and processes now accommodate many, many simultaneous onboards, even at the largest scale.

I can tell you that--I think we left off at the end of Q4, we had about 14 clients that we had ready teed up to onboard, but were delayed by the clients for the reasons I just said. I think in Q1, we had somewhere around a third of them, perhaps, maybe a little more than a third, have launched and onboarded, and I think at the moment we’ve got 15 that have teed up for launch. I’m hopeful we’re going to see those come in in Q2. On top of everything else, I think it would be a nice quarter for us.

Brian Kinstlinger

Great. Two more questions. The first one is—again, it’s only been six weeks, to be fair, but you talked about, I think, four other customers with the same potential contract size of that $1 million deal. Has anything happened in six weeks that you can update us on? Are you in advanced discussions with any of those four? Just maybe where are you with those.

Rory J. Cutaia

Yes. In fact, I can tell you, as we speak right now, demos of Attribution are going on for all of those. I can’t overstate the excitement around Attribution, what that’s going to mean for their businesses and anyone else that’s going to use that new technology as it relates to verbLIVE. It truly is a game-changer. So, yes, we’re in advanced stages and we’re feeling very confident about that.

Brian Kinstlinger

Then, both you and Jeff talked about the cash burn. Obviously, there’s two ways to address cash burn. One is to improve revenues and one is cutting expenses, and your Opex—and you’ve highlighted that, and the reasons—are up substantially over the last few quarters. A lot of it has to do with initiatives and development of some of these new products. Are you suggesting that the burn will come down only because of revenue or do we expect—or do you expect—sorry--Opex to pull back some at some point in this year?

Rory J. Cutaia

Opex is going to pull back considerably this year. The plans that we’re developing around reducing cash burn do not rely on increased revenues. Now, obviously, we’re expecting revenue to increase rather dramatically, but, as CEO of the Company, it’s my responsibility to reduce our reliance on outside capital as rapidly as we can, and as we continue to innovate, implement new processes and procedures around our development and our product. Some of the things that we’ve already done, even just over the past couple of months, have made a massive difference. So, I feel very confident in sharing with you that our cost structure should come down rather dramatically this year, and then layer on top of that what we’re anticipating even on the lowest end of our estimates in terms of revenue growth, we could very well get to where we want to be faster than people expect.

Brian Kinstlinger

Great. Thanks so much.

Rory J. Cutaia

Thank you.

Operator

Thank you. Our next question comes from the line of Martin Saltzman with AFM Investments. Please proceed with your question.

Martin Saltzman

Hi, Rory. Great job this quarter and congrats to your team.

Rory J. Cutaia

Thank you. Thank you very much.

Martin Saltzman

Yes, I wanted to just touch base on the Attribution program. You mentioned it’s actually being launched today, right?

Rory J. Cutaia

It’s being submitted to the apps stores today.

Martin Saltzman

Being submitted, and when can you officially make—and maybe this is it, maybe—your first public announcement of it? Because—granted, today was supposed to be an earnings call—it would seem to me, to really capitalize on global enterprise, you’d want to get that out as a separate announcement to people, to let them know this program is alive and going and operating.

Rory J. Cutaia

You’re absolutely right. I wanted to share it with the investment community and our investors today on the call, because we had promised that we were going to deliver that, and, indeed, I wanted to make sure I shared that. It’s a major milestone for us. I really believe that this is going to be a gigantic driver for our LIVE product.

As you know, as anyone who knows that’s been following us for the past couple years, I’ve been a big proponent of verbLIVE and live streaming ecommerce and what that means, and, indeed, now we’re seeing other companies coming into the space with their own versions of it, which, you know, obviously we’re very excited about, because we’re intending to create a fairly massive shift in consumer behavior and we can’t do that alone, so we’re very happy to see that. But, Attribution is going to take it to a whole new level. So, I wanted to make sure I shared that today, because it is, indeed, being submitted. It generally takes as quickly as 12 hours or up to 36 hours to get approval through the App Store. It will be in our clients’ hands next week, they will be using it. They are really excited about it.

I mentioned during the call that we’re going to host a big, highly produced, Apple-like product release event, and during that we’re going to provide a lot of insights into the products, demos of the products, introducing you to people that have been behind the scenes working on these products and why they’re proud of it and what it does, but the other thing that will come out of that is that we will have had some history. Now, albeit, we’re not talking about years of history, maybe a couple months of history of clients actually using it, and the results, and I think that’s when we really want to go big, because then it’s not just talking about a cool new technology that Rory is, you know, all excited about, these are the results, and I think that’s what’s going to play big to the market when we make our big release.

Martin Saltzman

So, would you say a separate announcement of this is coming and then you’re going to do some type of web event, virtual event, outside of that, like you just said?

Rory J. Cutaia

Yes. You said it much more succinctly than I just did.

Martin Saltzman

Okay. Well, I’m trying to use an economy of words. Let me ask this, Rory, because I’m trying to understand how VERB makes money off of the Attribution. I get verbLIVE and I understand how a game changer that can be, but how do you capitalize, how does VERB capitalize income-wise on Attribution? Can you explain that a little bit?

Rory J. Cutaia

Yes. We charge per user per month and, depending upon what package our clients might be on with that, we’re looking at somewhere, I think, on the low end of about $4.95 per month per user. We think everybody is going to want that, right? That increases our ARPU, our average revenue per user, handsomely, and we hope that as adoption rates grow on this, we’ll see a corresponding increase in our revenue. Actually, we’re expecting a pretty meaningful increase in our revenue.

But, you know, one of the things that I mentioned ever so briefly, and perhaps in a lot more detail in our last earnings call six weeks, was this new platform Marketplace. Marketplace has a different revenue model. Marketplace is where we participate in a percentage of the sales being run through the platform, which, given the ongoing shows that are running every day right now, we’ve got a good sense of what that’s shaping up to be, that can be enormous. It could very well be bigger than anything else that we’re doing. We will be participating in a percentage of the sales there, and Attribution, that feature, drives a tremendous amount of users and viewers to the platform, because think about it. I mean, you might want to send everyone on your contact list to go watch somebody’s live stream, knowing that anyone who purchases product, you’re going to get paid on it and you didn’t have to do anything. Think about the volume that that’s going to produce for that platform, and again, there, we’re participating in a percentage of the sales that are done through the platform.

Martin Saltzman

Yes, I think I’m understanding it. I’m looking selfishly at VERB and how VERB is going to capitalize. Let me just try to run this by you. If I have some new skin product, okay, that’s going to make me 10 years younger, and I have my list of contacts and I have a video that I put together and I send that out and I get people saying, “Oh, great. Buy now. Buy now,” and then all of a sudden, I contact a friend of mine who has five times the amount of contacts that might be interested in the skincare line like that, are you saying, well, not only do I get compensated for people who buy off of someone else’s database, that person gets compensated because it’s their clients? How does VERB capitalize on all those people connected to me? Or am I looking at that wrong?

Rory J. Cutaia

No, you’re not looking at it wrong at all. Think about it like this. I’m going to host a verbLIVE event to promote that skincare product that you just referenced, and I might have the universe of 10,000 people, right, and let’s say, just for the sake of the explanation, all of them are going to buy. You’ve got 30,000 people that you’re connected to, but you’re not good in front of the camera and you’re never going to go promote a product, but you’re going to send those 30,000 people to watch my live stream, and again, to make it simple, all of them buy. Now, instead of having just 10,000 people purchase, now 40,000 people purchased, and VERB gets a percentage of the sales of everything done through the platform.

Martin Saltzman

That’s wonderful, that’s a game-changer, because I didn’t realize that every buyer you could get some type of compensation. I just thought it was the initial user and perhaps the secondary user of one’s database. I had no idea that it was like that. That’s tremendous.

Rory J. Cutaia

Yes, indeed, and when I said earlier in my comments that this is how we all win, that’s what I mean, we all win. You win by referring your people, you didn’t have to do anything except refer, the host of the event wins because his sales go up, and VERB and our shareholders win big time because we’re getting a percentage of all of it.

Martin Saltzman

Wow, that’s very exciting, and thank you for bearing with me and explaining that. Thank you very much. Great job and look forward to the next quarter.

Rory J. Cutaia

Thank you very much. Appreciate the questions.

Operator

Thank you. Ladies and gentlemen, that concludes our question-and-answer session. I’ll turn the floor back to Mr. Cutaia for any final comments.

Rory J. Cutaia

Again, thank you all for taking the time to listen to all things happening here at VERB. It’s been an exciting time. I realize it’s only six weeks after our last call, but we have, indeed, made really, extraordinary progress over the past six weeks. Look, you have a pretty good sense of where we’re going, where the business is going. You’re starting to see other live streaming ecommerce articles pop up. New companies pop up. I still believe that our technology is still far superior to everyone else’s livestream ecommerce, because we’re placing those buttons right in the video. Not along the bottom, not along the edge, right in the video. That’s our proprietary technology, which we think is far more engaging, because we’re pointing to it, referring to it.

Look, we’ve got really a tiger by the tail here and I think we’ve got a real good—real good handle on it. We know where we are, we know where we’re going. We’re super excited about it, it’s going to be a great year, and I really just look forward to sharing it with all of you. Again, we’re doing it together, we couldn’t do it by ourselves, and appreciate your time today. Thank you.

Operator

Thank you. This concludes today’s conference, you may disconnect your lines at this time. Thank you for your participation.